UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                        Commission Only (as permitted by
                                        Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FINANCIAL FEDERAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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



         FINANCIAL FEDERAL
         CORPORATION


         Notice of Annual
         Meeting of Stockholders
         and Proxy Statement





                                                     Tuesday, December 11, 2007
                                                     at 10:00 a.m. Eastern Time
                                                     270 Park Avenue, 11th Floor
                                                     New York, New York 10017

                          FINANCIAL FEDERAL CORPORATION
                          733 Third Avenue, 24th Floor
                            New York, New York 10017


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     Tuesday, December 11, 2007, 10:00 a.m.


      NOTICE IS HEREBY  GIVEN  that the  Annual  Meeting  of  Stockholders  (the
"Annual Meeting" or "Meeting") of Financial Federal Corporation, a Nevada corporation (the "Company"), will be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on Tuesday, December 11, 2007, at 10:00 a.m. Eastern Time, to


            (1) Elect six directors to serve until the next annual meeting of stockholders;

            (2) Ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2008;

            (3) Transact any other business that properly comes before the Annual Meeting.

      The Board of Directors of the Company has fixed the close of business on October 15, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any valid purpose related to the Annual Meeting at the office of Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, New York 10017 for the ten days before the Annual Meeting. The list will also be available during the Annual Meeting for inspection by any stockholder present at the Meeting. A copy of the Company's Annual Report to Stockholders for the fiscal year ended July 31, 2007 is also enclosed.

      All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed reply envelope.


                                              FINANCIAL FEDERAL CORPORATION



                                              Troy H. Geisser
                                              Secretary


November 6, 2007
New York, New York


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE THAT DOES NOT NEED POSTAGE IF MAILED IN THE UNITED STATES.

                          FINANCIAL FEDERAL CORPORATION

                          733 Third Avenue, 24th Floor
                            New York, New York 10017


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held On December 11, 2007

      This Proxy Statement and the accompanying form of proxy are solicited by the Board of Directors (the "Board of Directors" or the "Board") of Financial Federal Corporation, a Nevada corporation (the "Company"), to be voted at the Annual Meeting of Stockholders to be held at 270 Park Avenue, 11th Floor, New York, New York 10017 on December 11, 2007 and at any postponements or adjournments.

      Shares represented by properly executed proxies, received timely and not revoked, will be voted at the Meeting in the manner described in the proxies. Stockholders may revoke their proxy before its exercise by written notice to the Company's Secretary stating that their proxy is revoked, by submitting another proxy with a later date or by attending the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring a letter from the broker, bank or other nominee confirming the stockholder's beneficial ownership of shares on October 15, 2007.

      At the Meeting, the Company's stockholders will be asked (i) to elect the Board of Directors to serve until the next annual meeting of stockholders (ii) to ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2008 and
(iii) to take any other actions that properly come before the Meeting. Each proposal is described in more detail in this Proxy Statement.

      The approximate date this Proxy Statement and accompanying form of proxy will first be sent or given to stockholders is November 6, 2007. Holders of the Company's common stock, par value $0.50 per share (the "Common Stock"), on the record date, the close of business on October 15, 2007, are entitled to vote at the Meeting. On October 15, 2007, 25,712,760 shares of Common Stock were outstanding and no shares of the Company's preferred stock, par value $1.00, were outstanding.

      Each share of Common Stock entitles the holder on the record date to one vote on matters to be considered at the Meeting. The presence, in person or by proxy, of stockholders holding a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are each included to determine the presence or absence of a sufficient number of shares to constitute a quorum to transact business. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner.

      Unless contrary instructions are indicated on the proxy, shares represented by each properly executed and returned proxy card (and not revoked before they are voted) will be voted "FOR" the election of the nominees for directors named below, "FOR" the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2008, and by the proxies in their discretion on any other matters to come properly before the Meeting, or any postponement or adjournment. If a stockholder specifies a different choice on the proxy, the stockholder's shares of Common Stock will be voted according to the specification made.

      The entire expense of this proxy solicitation will be paid by the Company. Solicitation will be made primarily by mail. Proxies may also be solicited personally and by telephone by regular employees of the Company without any additional remuneration and at minimal cost. Management may also request banks, brokerage houses, custodians, nominees and fiduciaries to obtain authorization for the execution of proxies and may reimburse them for related expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in soliciting proxies, at an estimated cost of $1,000 plus other reasonable expenses.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, to the Company's knowledge, the number of shares of Common Stock beneficially owned on October 15, 2007, unless otherwise indicated, by (i) each holder who may be deemed to be the beneficial owner of more than 5% of the Common Stock outstanding (ii) each director and each nominee for election as a director (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers as a group. There were 25,712,760 shares of Common Stock outstanding on October 15, 2007.


                                            Amount and Nature of      Percent of
Name and Address of Beneficial Owner 1     Beneficial Ownership 2       Class
--------------------------------------------------------------------------------
Lord, Abbett & Co. LLC 3                          4,005,049              15.6
     90 Hudson Street
     Jersey City, NJ 07302

Waddell & Reed Financial, Inc. 3                  2,309,529               9.0
     6300 Lamar Avenue
     Overland Park, KS 66202

Kayne Anderson Rudnick Investment
Management, LLC 3                                 2,127,457               8.3
     1800 Avenue of the Stars
     Los Angeles, CA 90067

Barclays Global Investors UK
Holdings Ltd 3                                    1,525,962               5.9
     1 Churchill Place
     Canary Wharf
     London, England

M. A. Weatherbie & Co., Inc. 3                    1,513,654               5.9
     265 Franklin Street
     Boston, MA 02110

Goldman Sachs Group Inc. 3                        1,333,166               5.2
     85 Broad Street
     New York, NY 10004

Lawrence B. Fisher 4                                      0                 *
Troy H. Geisser 5                                   208,142                 *
John V. Golio 6                                     230,049                 *
Steven F. Groth 7                                   161,250                 *
James H. Mayes, Jr. 8                               250,154                 *
Michael C. Palitz 4,9                               353,404               1.4
Paul R. Sinsheimer 10                               782,217               3.0
Leopold Swergold 4,11                                14,066                 *
H. E. Timanus, Jr. 4,12                              24,750                 *
Michael J. Zimmerman 4,13                             9,000                 *

All directors and executive officers
as a group (13 persons) 14                        2,276,506               8.8

      *  Less than 1% of Common Stock outstanding.

      1 Unless otherwise indicated, the address of each person listed is c/o Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017.

      2 Unless otherwise noted, each person has the sole power to vote, or direct the voting of, and power to dispose, or direct the disposition of, all shares. Beneficial ownership was determined according to the rules of the Securities and Exchange Commission and includes options that are exercisable or will become exercisable within 60 days of October 15, 2007 and shares of restricted stock subject to forfeiture.

      3 This information is based on the most recent Forms 13F or 13F-NT filed with the Securities and Exchange Commission.

      4 Holdings do not include 3,750 unvested stock units because they are not considered beneficially owned securities.

      5 Mr. Geisser's holdings include (i) 193,142 shares of Common Stock of which 148,750 shares are restricted stock subject to forfeiture and
         (ii) options to purchase 15,000 shares of Common Stock.

      6 Mr. Golio's holdings include (i) 215,049 shares of Common Stock of which 150,937 shares are restricted stock subject to forfeiture and
         (ii) options to purchase 15,000 shares of Common Stock.

      7 Mr. Groth's holdings are 161,250 shares of Common Stock of which 120,937 shares are restricted stock subject to forfeiture.

      8 Mr. Mayes' holdings include 244,408 shares of Common Stock of which 188,125 shares are restricted stock subject to forfeiture and (ii) options to purchase 5,746 shares of Common Stock.

      9 Mr. Palitz's holdings include (i) 239,107 shares of Common Stock (ii) 104,297 shares of Common Stock held by a corporation owned and controlled by Mr. Palitz and (iii) 10,000 shares of Common Stock held by Mr. Palitz's wife.

      10 Mr. Sinsheimer's holdings include (i) 433,560 shares of Common Stock held by a limited partnership of which the general partner is controlled by Mr. Sinsheimer and (ii) 348,657 shares of restricted stock subject to forfeiture. Mr. Sinsheimer's holdings do not include 177,084 stock units (of which 120,834 are vested) because they are not considered beneficially owned securities.

      11 Mr.  Swergold's  holdings  include (i) 6,566 shares of Common Stock and
         (ii) options to purchase 7,500 shares of Common Stock.

      12 Mr. Timanus' holdings are shares of Common Stock only.

      13 Mr.  Zimmerman's  holdings include (i) 1,500 shares of Common Stock and
         (ii) options to purchase 7,500 shares of Common Stock.

      14 Includes (i) 1,982,286  shares of Common Stock of which 957,406  shares are restricted stock subject to forfeiture and options to purchase 50,746 shares of Common Stock as described in notes 5 through 13 above and (ii) 215,974 shares of Common Stock of which 151,874 shares are restricted stock subject to forfeiture and options to purchase 27,500 shares of Common Stock held by executive officers not named in the table.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and certain beneficial owners of the Company's equity securities to file reports of holdings of and transactions in the Company's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange, and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports and written representations from the Section 16 reporting persons, the Company believes for the fiscal year ended July 31, 2007, that its executive officers, directors and greater than ten percent stockholders timely filed all reports due under Section 16(a) of the Securities Exchange Act of 1934.

                              ELECTION OF DIRECTORS

                             (Item 1 on Proxy Card)

      The  Corporate  Governance  and  Nominating  Committee  and the  Board  of
Directors nominated the persons listed below to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier resignation or removal. The Company's bylaws set the Board's membership at a minimum of five directors. On September 24, 2007, the Board of Directors decreased the size of the Board from eight to six members.

      It is intended that shares represented by proxies solicited by the Board will, unless authority to vote for some or all nominees is withheld, be voted in favor of electing as directors the nominees listed below. The Company has no reason to believe any of the nominees will be disqualified or unable or unwilling to serve if elected. However, if any nominee becomes unavailable for any reason, the shares will be voted for another person nominated by the Board, unless the Board by resolution provides for a lesser number of directors. Directors are encouraged to attend the Annual Meeting of Stockholders. All directors who were serving as a director at the time of the 2006 Annual Meeting of Stockholders attended the meeting. All nominees listed below are directors of the Company.

      Electing the six director nominees requires an affirmative vote by a plurality of votes cast. Shares not voted (by abstention, broker non-vote, or otherwise) will not impact the vote.

      The Board of Directors recommends stockholders vote "FOR" each of the nominees listed below.

                       Nominees for Election as Directors

      The name, age, principal occupation or employment, and other information regarding each nominee, based on information received from the respective nominees, are set forth below:

      Lawrence B. Fisher, 69, has served as a director of the Company since 1992. Mr. Fisher was a partner of Orrick, Herrington & Sutcliffe LLP, a law firm, from December 1995 until he retired in December 2005. He had previously been a partner of Kelley Drye & Warren LLP, a law firm, from 1985 to December 1995. He is a director of National Bank of New York City, a privately owned commercial bank and is a member of the Board of Directors of the Quantum Group, a publicly held health care service company.

      Michael C. Palitz, 49, has served as a director of the Company since July 1996. He is a Managing Director of Preston Partners LLC, a Manhattan based merchant banking firm. He is also a Manager of Harmic III, LLC, a New York City based hospitality company. He served as an Executive Vice President of the Company from July 1995 until he resigned as an officer and employee of the Company on March 14, 2003. Mr. Palitz served as a Senior Vice President of the Company from February 1992 to July 1995 and served as a Vice President of the Company from its inception in 1989 to February 1992. He also served as Treasurer and Assistant Secretary of the Company since its inception in 1989 and as Chief Financial Officer from 1989 through September 2000. He was a member of the Board of Directors and Chair of the Audit Committee of City and Suburban Financial Corporation until it was sold in July 2007. He also is a Director of the Sy Syms School of Business of Yeshiva University and a Trustee of the Museum of the Moving Image, where he also serves on its Finance and Audit Committee.

      Paul R. Sinsheimer, 60, has served as Chairman of the Board and Chief Executive Officer of the Company since December 2000, as President of the Company since September 1998, as an Executive Vice President of the Company from its inception in 1989 to September 1998 and as a director of the Company since its inception. From 1970 to 1989, Mr. Sinsheimer worked for Commercial Alliance Corporation in several positions including Executive Vice President.

      Leopold Swergold, 67, has served as a director of the Company since August 16, 2005. Mr. Swergold is the sole member of Anvers Management LLC, a general partner of two private equity funds. Mr. Swergold was a Managing Director at ING Groep N.V. from 1997 until he retired in December 2004. He was Head of Healthcare Investment Banking and a member of the Board of Directors of Furman Selz from 1989 until it was acquired by ING Groep N.V. in 1997. After working on Wall Street for twenty years, Mr. Swergold formed his own investing banking firm in 1983 that later merged into Furman Selz in 1989. Mr. Swergold served as a Governor and Chair of the Audit Committee of the National Association of Securities Dealers ("NASD") from 1989 to 1992. He is a member of the Board of Directors of Select Medical Corporation. Mr. Swergold is also a Trustee of the Freer and Sackler Galleries at the Smithsonian Institution in Washington, D.C.

      H. E. Timanus, Jr., 62, has served as a director of the Company since 1999. Mr. Timanus is the Chairman of the Board and Chief Operating Officer of Prosperity Bank, Houston, Texas; Executive Vice President and Chief Operating Officer of Prosperity Bancshares, Inc., Houston, Texas; and Executive Vice President and Chief Operating Officer of Prosperity Holdings, Inc., Wilmington, Delaware. He was Chairman of the Board and Chief Executive Officer of Heritage Bank, Houston, Texas, which merged into Prosperity Bank; President and Chief Executive Officer of Commercial Bancshares, Inc., Houston, Texas, which merged into Prosperity Bancshares, Inc.; and President and Chief Executive Officer of Heritage Bancshares, Inc., Wilmington, Delaware, which merged into Prosperity Holdings, Inc. Mr. Timanus began his career with Commercial Bancshares, Inc. in 1982.

      Michael J. Zimmerman, 57, has served as a director of the Company since June 7, 2004. Mr. Zimmerman is Executive Vice President and Chief Financial Officer of ContiGroup Companies, Inc. and President of its ContiInvestments subsidiary. Before joining ContiGroup in 1996, Mr. Zimmerman was a Managing Director at Salomon Brothers, where he served in various senior positions in the investment banking and firm investment areas. He is a member of the Board of Directors of Overseas Shipholding Group, Inc, where he serves as non-executive Chairman. He became an Advisory Director of Smithfield Foods, Inc. in May 2007 and he became a member of the Board of Directors of KBW, Inc. in October 2007.

                    Independent and Non-Management Directors

      The Board of Directors affirmatively determined that each member of the Board other than Mr. Sinsheimer (the Chief Executive Officer) meets the independence criteria established by the New York Stock Exchange for independent board members. Therefore, all non-management directors are independent. The Board also affirmatively determined that no material relationships exist between the Company and any of the independent directors that would interfere with their judgment in carrying out their responsibilities as a director. In addition, the Board of Directors determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership.

      The non-management directors meet regularly without management directors or employees present. If the meeting is in conjunction with a committee meeting, the Chair of the committee meeting acts as the presiding director. If the meeting is not in conjunction with a committee meeting, the non-management directors rotate acting as the presiding director. Interested parties may communicate with non-management directors in the manner described in the Communications with the Board of Directors section below.

                   Board of Directors Committees and Meetings

Executive Committee

      The Board has established an Executive Committee, currently consisting of four directors. The Executive Committee can exercise all the powers of the Board between meetings of the Board. The current members of the Executive Committee are Messrs. Fisher, Palitz, Sinsheimer and Swergold.

Audit Committee

      The Board has established an Audit Committee, currently consisting of three independent directors. The Audit Committee acts under a written charter approved by the Board. The current members of the Audit Committee are Messrs. Palitz, Timanus (Chairperson) and Zimmerman. The Audit Committee is responsible for monitoring:

      * the integrity of the Company's financial statements;
      * the independent registered public accounting firm's qualifications and independence;
      * the performance of the Company's internal audit function and independent registered public accounting firm; and
      * the Company's compliance with legal and regulatory requirements.

      The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed for the Company by the independent registered public accounting firm. The Audit Committee is also responsible for engaging the Company's independent registered public accounting firm and establishes procedures (i) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and
(ii) for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      Upon consideration of the attributes of an audit committee financial expert set forth in Item 401(h) of Regulation S-K promulgated by the SEC, the Board determined Mr. Timanus possesses these attributes through his experience as Chief Operating Officer of Prosperity Bank, and he is designated as the Audit Committee financial expert. In addition, the Board also determined Mr. Zimmerman possesses the attributes of an audit committee financial expert through his experience as the Chief Financial Officer of ContiGroup Companies, Inc. In addition, Mr. Palitz also possesses the attributes of an audit committee financial expert through his experience as former chairman of City and Suburban Financial Corporation's audit committee and as the Company's former chief financial officer.

Executive Compensation and Stock Option Committee

      The Board has established an Executive Compensation and Stock Option Committee (the "Executive Compensation Committee") currently consisting of three independent directors. The Executive Compensation Committee acts under a written charter approved by the Board. The current members are Messrs. Swergold (Chairperson), Timanus and Zimmerman.

      The Executive Compensation Committee solely reviews and approves the goals, objectives and performance relevant to the named executive officers' compensation and approves compensation including any equity compensation awards. The Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Committee does discuss with Mr. Sinsheimer (who is also a director of the Company) the compensation for the other executive officers. The Committee administers the Company's Amended and Restated 2001 Management Incentive Plan (the "MIP") and the 2006 Stock Incentive Plan (the "SIP"). The Committee also reviews director compensation annually and recommends the form and amount of director compensation to the Board of Directors for approval.

      The Executive Compensation Committee considers the competitive market data provided by its independent compensation consultant, Company performance and the assessments provided by the Chief Executive Officer for each of the other executives' individual performance. For Fiscal 2007, the Committee engaged Watson Wyatt Worldwide ("Watson") to construct a peer group, provide marketplace information, provide advice on competitive market practices and also support specific compensation decisions for the Chief Executive Officer. Watson also provided this service to the Committee for Fiscal 2006. Watson does not provide any other services to the Company. In addition, the Committee also separately engaged SNL Financial to construct a peer group from its data base of bank and finance public company filings for the other named executive officers. SNL Financial does not provide any other services to the Company. The peer groups are described in the Compensation Discussion and Analysis section below.

Corporate Governance and Nominating Committee

      The Board has established a Corporate Governance and Nominating Committee, currently consisting of four independent directors. The Committee acts under a written charter approved by the Board. The current members are Messrs. Fisher (Chairperson), Swergold, Timanus and Zimmerman.

      The purpose of the Corporate Governance and Nominating Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to the Company and its stockholders, and that the Company has and follows appropriate corporate governance standards. The Committee is responsible for (i) nominating qualified candidates for appointments to the Board (ii) recommending the code of business conduct and ethics and corporate governance guidelines to the Board and (iii) overseeing the evaluation of the Board and management.

      The Corporate Governance and Nominating Committee also recommends director nominations, and reviews the appropriate skills and characteristics required of Board members. In conducting this assessment, the Committee focuses on a candidate's financial expertise and finance company experience and considers knowledge, skills, experience in business, administration and relevant technical disciplines and other appropriate factors given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. Nominees for the Board should have the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of stockholders. They should be inquisitive and objective and exhibit practical judgment on issues. The Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

      In recommending candidates for election to the Board, the Corporate Governance and Nominating Committee considers nominees recommended by directors, officers, stockholders and others, using the same criteria to evaluate all candidates. Evaluation of candidates generally involves reviewing background materials, internal discussions and interviewing selected candidates as appropriate. Upon selecting a qualified candidate, the Committee recommends the candidate for the Board's consideration.

      Stockholders may recommend a nominee by writing to the Company's Secretary specifying the nominee's name and qualifications for Board membership. All recommendations are submitted to the Corporate Governance and Nominating Committee. Each submission must include (i) a brief description of the candidate
(ii) the candidate's name, age, business address and residence address (iii) the candidate's principal occupation (iv) the number of shares of Common Stock beneficially owned and (v) any other information required by the rules of the New York Stock Exchange and SEC to list the candidate as a nominee for director in a proxy statement. Recommended candidates may be required to provide additional information.

Meetings in Fiscal 2007

      During the Company's fiscal year ended July 31, 2007, the Board of Directors met five times and acted once by unanimous written consent, the Executive Committee met once, the Audit Committee met four times, the Executive Compensation and Stock Option Committee met four times and the Corporate Governance and Nominating Committee met three times. Each director attended, either in person or telephonically, all of the meetings of the Board and their respective committees during Fiscal 2007. The Board has no other standing committees.

                   Communications with the Board of Directors

      Stockholders may communicate with the Company's Board of Directors through the Company's Secretary by writing to the following address: Board of Directors, c/o Secretary, Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017. The Company's Secretary will forward all correspondence to the Board, except for spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or patently offensive or inappropriate material. The Company's Secretary may forward certain correspondence elsewhere within the Company for review and possible response.

      Interested parties can report any concerns to non-management directors confidentially or anonymously by writing direct to the Chair of the Corporate Governance and Nominating Committee c/o Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017. These communications will be reviewed and any concerns relating to accounting, internal control or auditing will be forwarded to the Chair of the Audit Committee.

           Compensation Committee Interlocks and Insider Participation

      Messrs. Swergold, Timanus and Zimmerman served as members of the Executive Compensation and Stock Option Committee during Fiscal 2007. They have no relationship with the Company other than as directors and stockholders and they have never been (i) an officer or employee of the Company (ii) a participant in a "related person" transaction in Fiscal 2007 or (iii) an executive officer of another entity, at which one of the Company's executive officers serves on the board of directors.

                              Available Information

      The Company's website is http://www.financialfederal.com. The following corporate governance and committee charter documents are available in the Investor Relations section of the website under Corporate Governance:

      * Corporate Governance Guidelines
      * Code of Business Conduct and Ethics
      * Charters for the Audit Committee, Executive Compensation and Stock Option Committee, and Corporate Governance and Nominating Committee.

      Printed versions of these documents are also available free to any stockholder on request to Financial Federal Corporation, 733 Third Avenue, 24th Floor, New York, NY 10017, Attn: Corporate Secretary.

                            COMPENSATION OF DIRECTORS

      This section provides information regarding the compensation policies for non-employee directors and amounts paid to them in Fiscal 2007.

      The Executive Compensation Committee reviews director compensation annually, including fees, retainers, and equity compensation, as well as total compensation. Changes to director compensation are recommended by the Executive Compensation Committee to the Board for approval.

      The following table presents the Company's Fiscal 2007 policy for providing cash compensation to non-employee directors. The annual retainers are pro-rated if a director joins the Board or begins to serve as a committee chair during the fiscal year. Directors who are officers of the Company, such as Mr. Sinsheimer, do not receive any Board compensation. Directors can elect to receive their cash retainers in shares of the Company's common stock.

                                          Annual       Fee for attending each
             Position                    retainer         regular meeting
-----------------------------------------------------------------------------
Director                                  $45,000                      $1,000
Audit Committee Chair                     $10,000                          --
Executive Compensation and Stock
   Option Committee Chair                  $6,000                          --
Corporate Governance and Nominating
   Committee Chair                         $4,000                          --
Committee Member                               --                      $1,000

      In addition to providing cash compensation, the Board also believes in granting equity compensation to non-employee directors to further align their interests with those of stockholders.

      Therefore, on January 12, 2007, each non-employee director was awarded a restricted stock unit grant of 3,750 shares when the Company closing share price was $28.44. This award had a Statement of Financial Accounting Standards No. 123(R), SFAS 123R, grant date fair value of $106,650. The restricted stock units vest one year after grant and are subject to earlier acceleration upon a sale of the Company or the director's death or disability, and forfeiture upon resignation of service before vesting or not being re-elected to the Board at the 2007 annual meeting of stockholders. Vested restricted stock units will be settled with an equal number of Company common shares upon the director's termination of service or an earlier sale of the Company. The stock units are eligible to receive dividend equivalent payments when the Company pays dividends on its Common Stock.

      All directors are reimbursed for travel and other expenses directly related to activities as directors. Directors are also entitled to the protection provided by certain indemnification provisions in the Company's Restated Articles of Incorporation, Bylaws and indemnification agreements.

      The  following   table  provides   information  on  the   compensation  of
non-employee directors during Fiscal 2007.


                    DIRECTOR COMPENSATION - FISCAL YEAR 2007

                                                                          Change in
                                                                           Pension
                                                                          Value and
                        Fees                                             Nonqualified
                      earned or                           Non-Equity       Deferred
                       paid in      Stock     Option    Incentive Plan   Compensation     All Other
          Name         cash ($)   Awards($)  Awards($)  Compensation($)   Earnings($)  Compensation($)  Total ($)
          (a)            (b)       (c)(1)      (d)           (e)              (f)            (g)           (h)
-----------------------------------------------------------------------------------------------------------------
Lawrence Fisher         $58,000     $58,438        $0               $0            $0              $0     $116,438
Michael Palitz          $55,000     $58,438        $0               $0            $0              $0     $113,438
Thomas Robards (2)       $4,000          $0        $0               $0            $0              $0       $4,000
Leopold Swergold (3)    $64,000     $58,438        $0               $0            $0              $0     $122,438
H. E. Timanus, Jr.      $71,000     $58,438        $0               $0            $0              $0     $129,438
Michael Zimmerman       $61,000     $58,438        $0               $0            $0              $0     $119,438

(1) The amounts in this column are the expense recorded in the Company's financial statements, excluding any assumed forfeitures, for the fiscal year ended July 31, 2007 for stock units awarded under the 2006 Stock Incentive Plan according to FAS 123(R). Assumptions used to calculate these amounts are included in Note 6 to the Company's audited financial statements for the fiscal year ended July 31, 2007 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2007.

(2) In June 2006, Mr. Robards notified the Company of his decision to not stand for re-election to the Board and his service on the Board ended on December 6, 2006 (the date of the Company's 2006 annual meeting of stockholders).

(3) Pursuant to the terms of the SIP, Mr. Swergold elected to receive his annual retainer of $45,000 for director services in shares of the Company's Common Stock. He received 1,566 shares on December 19, 2006 when the closing share price was $28.73.

      Each non-employee director owned the following number of restricted stock units and stock options as of July 31, 2007.

               Name            Restricted Units      Stock Options
      ------------------------------------------------------------
      Mr. Fisher                          3,750                  0
      Mr. Palitz                          3,750                  0
      Mr. Swergold                        3,750              7,500
      Mr. Timanus, Jr.                    3,750                  0
      Mr. Zimmerman                       3,750              7,500

      For Fiscal 2008, the Board determined to keep the cash compensation schedule the same as in Fiscal 2007. In September 2007, the Executive Compensation Committee recommended to the Board that each continuing non-employee director re-elected at the 2007 annual meeting of stockholders should receive an award of 2,250 restricted stock units vesting in one year after grant and subject to earlier acceleration upon a sale of the Company or the director's death or disability and forfeiture upon resignation of service before vesting or not being re-elected to the Board at the 2008 annual meeting of stockholders. Vested restricted stock units will be settled with an equal number of Company common shares upon the director's termination of service or an earlier sale of the Company. The stock units will also be eligible to receive dividend equivalent payments when the Company pays dividends on its Common Stock. The Board has yet to take any action on this recommendation but intends to consider it before the end of calendar 2007.


                           RELATED PERSON TRANSACTIONS

      Paul R. Sinsheimer (officer and director), Michael C. Palitz (director), and Troy H. Geisser (officer), including their affiliates, invest in the Company's commercial paper. The Company issued this debt under the terms of its direct commercial paper program at an annual interest rate of 5.25% and at the same terms and conditions available to investors unrelated to the Company. The table below provides more information on these transactions.

                  Highest Principal                                Principal
                   Outstanding in         Interest Paid          Outstanding at
      Name           Fiscal 2007        during Fiscal 2007      October 15, 2007
--------------------------------------------------------------------------------
Paul Sinsheimer          $4,963,932               $137,184            $5,242,214
Michael Palitz           $3,459,172                $67,530              $696,184
Troy Geisser               $181,473                 $9,442              $159,376

      The Company does not currently have a policy regarding the review, approval or ratification of commercial paper transactions with related persons because the Company issues commercial paper to unrelated investors with the same terms and conditions.

COMPENSATION DISCUSSION AND ANALYSIS

      This discussion describes the Company's compensation program for the five named executive officers, namely, the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers in Fiscal 2007.

Overview, Objectives and Compensation Philosophy

      The Executive Compensation and Stock Option Committee is responsible for determining the compensation of the named executive officers. The Executive Compensation Committee oversees the compensation programs for these officers to ensure consistency with Company goals and objectives and is responsible for approving and executing the Company's executive compensation programs.

      The Executive Compensation Committee's objective in designing the executive compensation program is to retain key executive talent and ensure that executives are provided overall compensation in a manner that aligns pay with performance and supports the long-term interests of and value creation for Company stockholders. In this regard, the Committee believes that earnings, revenue, growth, liquidity, credit quality and risk management are fundamental key metrics to evaluate in determining compensation. In addition, the Committee will review and consider other items, including compensation paid to similarly situated executives of designated peer companies, but these other items are primarily data reference points and the Committee is more concerned with (i) the Company's financial and business performance rather than compensation paid to executives of other companies and (ii) retaining and motivating talented executives who have consistently provided exemplary service to the Company over many years.

      The Executive Compensation Committee believes the Company has an outstanding management team that has produced excellent results since its inception in 1989. Notwithstanding the vicissitudes of the national economy and credit markets over this period, the Company has been profitable in every single fiscal quarter since its founding. There has been little turnover in the Company's executive management ranks during the last ten years. Four of the named executive officers have been with the Company for more than ten years and the other officer (Mr. Groth) joined the Company in September 2000.

      Mr. Sinsheimer, the Company's Chairman, Chief Executive Officer and President, co-founded the Company in 1989 and has been directly responsible for recruiting the executive management team. In the last ten years, under the leadership of Mr. Sinsheimer and the management team, the Company has shown impressive and consistent growth as exemplified by the following statistics ($ in millions):

                                                                     Compounded
                                                                       annual
                          July 31, 1997    July 31, 2007   Increase   increase
-------------------------------------------------------------------------------
Number of employees                 130              230        77%          6%
Total assets                       $575           $2,120       269%         14%
Net income                          $13              $50       288%         15%
Market capitalization              $150             $730       387%         17%


      Fiscal 2007 was also one of the most successful years in the Company's history as evidenced by record net income, revenue and finance receivables. As a result, the Executive Compensation Committee strongly believes it is important to keep the executive management team intact to continue to generate positive results for the Company and its stockholders.

      The Executive Compensation Committee's policy has been generally to rely on equity compensation as the optimal way to provide incentive compensation for top management. The Committee believes this approach best aligns the mutual long-term interests of management and stockholders because both groups will share in appreciation of the Company's value. The Committee also believes the success of the compensation policy is evidenced by the stability of the management team and the superior historical financial results they have achieved for the Company. In this regard, the Committee issued a special award of shares of restricted stock as a long-term incentive in February 2006 to the named executive officers to further induce them to remain with the Company for the duration of their careers. To achieve their retention, these restricted shares generally will not vest until termination of employment on or after age 62 unless there is an earlier sale of the Company.

      By virtue of the extended vesting schedule associated with this special stock award and due to the federal golden parachute excise tax rules, the Company has also provided each named executive officer with a right to receive excise tax restoration payments if necessary. The principal reasons for providing this excise tax protection were to ensure that the purpose and benefits of this long-term stock award would be achieved in the event of a corporate transaction that could result in the imposition of the 20% excise tax on an executive, and also so that the executives would not have a disincentive to support any such potential transaction. The Committee also believes that providing excise tax restoration is appropriate so that, in the event of a corporate transaction, executive officers receive as much value from their equity holdings as do other stockholders who would not be subject to the excise tax. As shown in the Potential Payments Upon Termination or Change-in-Control section below, if there had been a hypothetical corporate transaction at the end of Fiscal 2007 at the Company's then share price, only one named executive officer would have needed an excise tax restoration payment.

      The Executive Compensation Committee's philosophy includes linking a significant portion of the CEO's compensation directly to the Company's year-to-year success. While the MIP permits other executive officers to be participants, the Committee continues to believe that the CEO should be the only executive to be compensated with cash incentives for short-term annual corporate performance and that other executives should have their performance-based compensation tied to the long-term success of the Company. The Committee believes this is appropriate because the CEO is charged with running the Company and is ultimately responsible for its performance.

Compensation Peer Groups and Tally Sheet

      Given the Company's niche role in the financial services industry, it is difficult to identify and construct a true peer group of competitive companies. As a result, the Executive Compensation Committee engaged two separate consultants (Watson and SNL Financial) to independently construct alternative peer groups to consider and review.

      Therefore, to evaluate competitive compensation practices, the Executive Compensation Committee selected the following peer groups of competitor and generally comparable companies for Fiscal 2007 and 2008. These groups include commercial lenders and other financial institutions:

SNL Financial's Recommended Peer Group
--------------------------------------
Banks:
------
Lakeland Bancorp, Inc.                      Century Bancorp, Inc.
Tompkins Trustco, Inc.                      Intervest Bancshares Corporation
Sterling Bancorp                            Camden National Corporation
Hudson Valley Holding Corp.                 Pennsylvania Commerce Bancorp, Inc.
Financial Institutions, Inc.                State Bancorp, Inc.
Omega Financial Corporation                 Arrow Financial Corporation
Univest Corporation of Pennsylvania         Bancorp Rhode Island, Inc.
Suffolk Bancorp

Specialty Lenders:
------------------
Interpool, Inc.                             Franklin Credit Management
Advanta Corp.                               Corporation
Williams Scotsman International, Inc.       TAL International Group, Inc.


Watson Wyatt's Recommended Peer Group
-------------------------------------
Trustco Bank Corp. NY                       Firstfed Financial Corp.
Republic Bancorp Inc.                       Hanmi Financial Corp.
Sterling Financial Corp.                    Bankunited Financial Corp.
Community Bank System Inc.                  Triad Guaranty Inc.
Capitol Bancorp Ltd.                        Dime Community Bancshares Inc.

      In addition to the peer group data, the Executive Compensation Committee also requested a "tally sheet" of the CEO's compensation from the Company. The tally sheet reported details of the CEO's fiscal year compensation, the compensation that would be provided to the CEO upon a hypothetical corporate transaction or involuntary termination of employment, and the current value of previously granted compensatory awards.

      As mentioned above, to determine executive compensation, the Executive Compensation Committee focuses more on the Company's performance, but remains knowledgeable of (i) compensation practices in the financial services industry and (ii) the CEO's aggregate compensation and the Company's contingent post-service obligations to the CEO. Based on the Committee's review of the peer groups' compensation data and the Company's superior performance, the Committee determined the CEO's total compensation for Fiscal 2007 should be within the top quartile of the peer groups.

Tax Considerations

      The Executive Compensation Committee believes retaining maximum flexibility is important in designing compensation programs to meet its stated objectives. In determining executive compensation, the Committee considers income tax consequences to the Company. Tax consequences are subject to many variables (such as changes in tax laws, regulations or interpretations and the timing and nature of various decisions by executives regarding stock options and other rights) beyond the Committee's or the Company's control. For these reasons, the Committee will not limit compensation to the levels or types that will be fully tax deductible. The Committee considers alternative forms of
compensation   consistent
with its compensation goals and to preserve deductibility. The SIP and MIP described below provide for performance-based awards that comply with Internal Revenue Code Section 162(m) so that awards can be fully deductible. Section 162(m) precludes the Company from claiming an income tax deduction on non-performance based compensation paid to covered employees (officers listed in the Summary Compensation Table) that exceeds $1 million per fiscal year.

Components of Executive Compensation

      The compensation of named executive officers has a few primary components: annual base salary, long-term incentive compensation awarded under the SIP, nominal perquisites, and employee benefits generally available to other employees. In addition, the CEO receives supplemental executive retirement benefits in the form of stock units subject to time-based vesting and is a participant in the MIP annual incentive bonus opportunity. The Company does not provide severance or retirement programs (other than the supplemental executive retirement benefits for the CEO) to the executive officers. The Company's current and historical philosophy is not to provide cash severance because it wants to reward and motivate performance and to not provide compensation to former executives no longer contributing to the Company.

      The Executive Compensation Committee views the various components of compensation as related but distinct. The Committee does not believe accumulated wealth from prior compensation or significant compensation from one component of compensation should necessarily negate or reduce compensation from other components. For example, if an officer's equity awards are providing significant compensatory value because the Company's stock price has been appreciating, that would not cause the size of future equity awards or other compensation to be reduced.

Annual Base Salary

      Base salaries are set by the Executive Compensation Committee. The Committee generally determines base salaries for each position primarily on the abilities, performance and experience of the executives and may also review compensation data on comparable positions in the financial services industry. For Fiscal 2007, base salaries for the named executive officers were unchanged from Fiscal 2006.

Amended and Restated 2001 Management Incentive Plan (MIP)

      The MIP is a stockholder-approved plan designed to comply with Internal Revenue Code Section 162(m) and provides an annual incentive compensation opportunity for the CEO. The maximum annual restricted stock award under the MIP is 200,000 shares and the maximum cash bonus award per performance period is $3,000,000. For Fiscal 2007, the Executive Compensation Committee granted the CEO an annual cash-based award opportunity based on the Company's Fiscal 2007 diluted earnings per share. Further details on this bonus are provided in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Long-Term Incentive Compensation - 2006 Stock Incentive Plan (SIP)

      The Company provides long-term equity incentive compensation to retain its executives and to provide for a significant portion of their compensation to be at risk and directly linked with the Company's long-term success. Long-term compensation is generally provided through equity awards principally in the form of restricted stock and stock options.

      In Fiscal 2006, the Company adopted the 2006 Stock Incentive Plan, or SIP, and the SIP was approved by stockholders in December 2006. The SIP replaced the 1998 Restricted Stock/Stock Option Plan. Equity compensation awards, consisting of restricted stock, stock options, stock units and stock appreciation rights, are available for issuance under the SIP. The Company does not currently have a formal policy regarding the timing of stock option grants. Recently, the Company has been relying more on restricted stock grants for executives rather than stock options. The Executive Compensation Committee believes restricted stock provides a better retention vehicle for officers than stock options and further believes overall share dilution is also reduced. The Committee reviews the amount of vested and unvested equity holdings for executives but their accumulated holdings generally will not affect the size of new equity grants.

      The executive officers receive dividends on all unvested shares of restricted stock and dividend equivalent payments on restricted stock units when the Company pays dividends on its Common Stock. The stock grant agreements also generally provide for all unvested shares or stock units to vest immediately when certain events occur including the sale of the Company, the officer's death or disability and qualifying involuntary terminations of employment. Unvested shares are also subject to forfeiture for non-qualifying terminations of employment.

      On February 28, 2007, the Executive Compensation Committee granted restricted stock under the SIP to the named executive officers, other than the CEO, in the amounts set forth in the Grants of Plan-Based Awards Table.

Supplemental Retirement Benefits (SERP)

      The Company established a Supplemental Retirement Benefits program ("SERP") for the CEO in June 2002. The purpose of the SERP is to retain the services of the CEO for the duration of his career and motivate him to further contribute to increases in stockholder value and participate in any such increases upon his retirement. The SERP is further discussed in the Nonqualified Deferred Compensation section below.

Employee Benefits, Perquisites and Deferred Compensation

      The Company offers its executive officers 401(k) plan participation without Company matching contributions, as well as an employee contributory health plan and other benefits generally available to other employees.

      The Executive Compensation Committee provided only limited perquisites to the named executive officers during Fiscal 2007 as shown in column (i) of the Summary Compensation Table below.

      The Company also permits executives to defer certain compensation but the Company does not match contributions. Deferred compensation arrangements are described in the Nonqualified Deferred Compensation section below.

Change in Control and Severance

      As described in the section below entitled Potential Payments Upon Termination or Change-in-Control, unvested restricted stock or stock units of named executive officers would fully vest upon a sale of the Company (commonly referred to as a "single trigger") or qualifying involuntary terminations of employment including death or disability. The Company does not currently offer cash severance benefits. The Executive Compensation Committee considers a sale of the Company as a triggering event to be reasonable and necessary from a competitive perspective and to induce retention in the event of contemplated corporate transaction that would benefit stockholders but would potentially place the executive's job in jeopardy. In addition, since the Company provides no cash severance (unlike many other companies) and because equity compensation is the primary form of long-term incentive compensation and source of potential wealth accumulation for the named executive officers, the Committee believes providing accelerated vesting of unvested restricted stock and stock units is appropriate in the event the executive's employment is involuntarily terminated for a reason other than cause.

Compensation of the Chief Executive Officer

      Mr. Sinsheimer's annual base salary for Fiscal 2007 was $600,000. Before Fiscal 2007, his annual salary was $750,000 at its highest level. The Executive Compensation Committee and Mr. Sinsheimer agreed to reduce his base salary to its present level to provide him with more at-risk long-term equity awards to further the long-term interests of the Company and its stockholders.

      In October 2006, the Executive Compensation Committee, with the assistance of Watson, established a performance-based annual cash bonus award under the MIP for the CEO for Fiscal 2007. The CEO was eligible to earn a performance-based cash bonus for Fiscal 2007 ranging from $0 to $900,000 determined according to a pre-established objective performance matrix prescribed by the Committee and based on the Company's diluted earnings per share ("EPS") for Fiscal 2007, and with achievement of the objectives subject to being certified by the Committee. Diluted earnings per share is a fundamental reported financial metric for evaluating a company's performance and therefore the Committee selected it to measure performance and provide incentive compensation. The Committee also retained the ability to use its discretion to reduce the maximum cash bonus determined according to the performance matrix based on other factors it considers important.

      At a meeting on September 24, 2007, the Executive Compensation Committee determined the amount of the MIP Fiscal 2007 annual cash award to be paid to the CEO. Diluted EPS of $1.90 for Fiscal 2007 exceeded the MIP targets. As a result of this outstanding financial result, the Committee decided not to exercise its discretion to reduce the performance-based annual cash bonus. Therefore, the CEO received the full amounts of the $300,000 target bonus plus the additional $600,000 bonus for achieving superior performance in Fiscal 2007. The Committee also awarded the CEO an additional $100,000 special recognition bonus as a direct result of the Company exceeding its financial performance targets for Fiscal 2007. These amounts are reported in columns (d) and (g) of the Summary Compensation Table below.

      In addition, at a meeting on October 5, 2007, the Executive Compensation Committee, with the assistance of Watson, also approved short and long-term awards under the MIP for the CEO for Fiscal 2008. Similar to the Fiscal 2007 MIP arrangement, the CEO is eligible to earn a performance-based cash bonus for Fiscal 2008 ranging from $0 to $1,000,000 determined according to a pre-established objective performance matrix prescribed by the Committee. The performance goal for Fiscal 2008 is again based on the Company's diluted EPS and with achievement of the objectives subject to being certified by the Committee. Similar to Fiscal 2007, the short-term annual award will have a target bonus of $400,000 and an additional performance-based annual cash bonus of up to $600,000 for superior Company performance. The long-term award is a grant of 75,000 shares of restricted Common Stock. Both the short-term and long-term awards are subject to achieving specified objective performance goals for Fiscal 2008. To achieve the performance goals for the target cash bonus and the 75,000 restricted shares, the Company's Fiscal 2008 diluted EPS must approximate its recent fiscal year EPS performance. If the target diluted EPS objective is not attained in Fiscal 2008, then all of the 75,000 restricted shares will be forfeited. Full payment for the superior performance bonus will only occur if the Company's diluted EPS in Fiscal 2008 exceeds its record Fiscal 2007 diluted EPS results.

      The restricted stock award cliff vests in five years from the date of grant for any of the shares retained based on attainment of the performance objectives, subject to earlier vesting upon a sale of the Company and qualifying terminations of employment and also subject to forfeiture for non-qualifying terminations of employment. The Executive Compensation Committee also retained the ability to exercise its discretion to reduce or eliminate the amounts of the superior performance bonus and the stock award.

      The compensation for the CEO is materially greater than the other executive officers' compensation because of his historical, current and future critical importance to the Company's success. Mr. Sinsheimer is a co-founder of the Company and has been its primary guiding force for many years. He serves as Chief Executive Officer, President, and Chairman of the Board and is a principal stockholder. The difference between his compensation and the other officers' compensation is primarily due to performance based incentive awards that will only create value for Mr. Sinsheimer if Company performance goals are attained. The Executive Compensation Committee believes it is desirable to provide a significant amount of at-risk, performance-based compensation to the CEO to continue to motivate and reward him for superior accomplishments.

Compensation of Other Named Executive Officers

      Fiscal 2007 annual base salaries for the other executive officers were unchanged from Fiscal 2006 and annual restricted stock grants are reported in the Grants of Plan-Based Awards table below. At the September 24, 2007 meeting, the Executive Compensation Committee approved the following adjustments to the other named executive officers' salaries effective October 1, 2007 to reward them for many years of successful Company financial performance and because their base salaries were only adjusted by a total of 5%-10% since the start of Fiscal 2005.

              Name            Previous Salary     Adjusted Salary     Increase
      ------------------------------------------------------------------------
      John V. Golio                  $315,000            $350,000          11%
      James H. Mayes, Jr.            $300,000            $350,000          17%
      Steven F. Groth                $300,000            $340,000          13%
      Troy H. Geisser                $295,000            $340,000          15%

      Additionally, at the October 5, 2007 meeting, the Executive Compensation Committee awarded 150,000 shares of performance-based restricted stock under the SIP to executive officers including the following amounts to the other named executive officers:

              Name                 Restricted Shares
       ---------------------------------------------
       John V. Golio                          30,000
       James H. Mayes, Jr.                    30,000
       Steven F. Groth                        25,000
       Troy H. Geisser                        25,000

      These restricted stock grants are subject to the same general terms and vesting conditions applied to the CEO's Fiscal 2008 restricted stock grant under the MIP.

Stock Ownership Guidelines

      While executive officers are expected to own a meaningful number of shares of the Company's common stock, the Company does not currently have a formal policy mandating threshold ownership levels.


                          Compensation Committee Report

      We, the Executive Compensation and Stock Option Committee of the board of directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis section (set forth above in this proxy statement) with the management of the Company, and, based on our review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis section in this Proxy Statement.

                Executive Compensation and Stock Option Committee

                           Leopold Swergold, Chairman
                               H. E. Timanus, Jr.
                                Michael Zimmerman

Executive Compensation Tables

      The following tables provide information on compensation for services of the Company's principal executive officer, principal financial officer and the three other executive officers of the Company with the highest total compensation (determined under applicable regulations) for Fiscal 2007.


                  SUMMARY COMPENSATION TABLE - FISCAL YEAR 2007

                                                                                         Change in
                                                                                       Pension Value
                                                                          Non-Equity       and
                                                                          Incentive    Nonqualified
                                                                             Plan        Deferred     All Other
  Name and Principal                                Stock      Option    Compensation  Compensation  Compensation   Total
       Position       Year  Salary($)  Bonus($)   Awards($)   Awards($)      ($)        Earnings($)      ($)         ($)
         (a)          (b)   (c)(1)      (d)(2)     (e)(3)      (f)(3)       (g)(4)           (h)        (i)(5)       (j)
----------------------------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer
 President & Chief
 Executive Officer
 and Chairman         2007  $600,000   $100,000   $2,775,339        $0       $900,000           $0       $14,400  $4,389,739

John V. Golio
 Executive Vice
 President            2007  $315,000         $0     $496,589   $10,920             $0           $0            $0    $822,509

Troy H. Geisser
 Senior Vice
 President and
 Secretary            2007  $295,000         $0     $479,711   $10,920             $0           $0            $0    $785,631

Steven F. Groth
 Senior Vice
 President and Chief
 Financial Officer    2007  $300,000         $0     $475,677        $0             $0           $0            $0    $775,677

James H. Mayes, Jr.
 Executive Vice
 President            2007  $300,000         $0     $393,465   $22,827             $0           $0       $12,000    $728,292

    (1) The amounts in this column include amounts voluntarily deferred into 401(k) plan accounts. Mr. Sinsheimer and Mr. Groth each deferred $19,700; Mr. Golio and Mr. Mayes, Jr. each deferred $15,200 and Mr. Geisser deferred $15,567.

    (2) The amount in this column is the discretionary special recognition cash award paid to the CEO for Fiscal 2007 described in the Compensation Discussion and Analysis section.

    (3) The amounts in columns (e) and (f) are the expense recorded in the Company's financial statements, excluding any assumed forfeitures, for the fiscal year ended July 31, 2007 for equity awards granted in fiscal 2002 through fiscal 2007 according to SFAS 123(R). Assumptions used to calculate these amounts are included in Note 6 to the Company's audited financial statements for the fiscal year ended July 31, 2007 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2007.

    (4) The amount in this column is the cash award paid to the CEO under the MIP for Fiscal 2007 as described in the Grants of Plan-Based Awards Table below and the Compensation Discussion and Analysis section above.

    (5) The amounts in this column are automobile allowances. Messrs. Golio, Geisser and Groth did not receive perquisites above the $10,000 annual de minimis reporting threshold.

      The following table provides information on stock options, restricted stock and cash-based performance awards granted in Fiscal 2007 to each of the Company's named executive officers. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will be the amount actually realized by the officer.


                 GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2007

                                       Estimated future payouts under
                                      non-equity incentive plan awards
                                  ---------------------------------------
                                                                           All other stock
                                                                          awards: number of   Grant Date Fair
                                                                           shares of stock   Value of Stock and
        Name          Grant date  Threshold ($)  Target ($)   Maximum ($)   or units (#)     Option  Awards ($)
        (a)               (b)          (c)          (d)           (e)          (i) (2)               (l)
---------------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer        (1)         $125,000     $300,000      $900,000                 0                  $0
John V. Golio           2/28/07             $0           $0            $0            15,000            $404,400
Troy H. Geisser         2/28/07             $0           $0            $0            15,000            $404,400
Steven F. Groth         2/28/07             $0           $0            $0             5,000            $134,800
James H. Mayes, Jr.     2/28/07             $0           $0            $0            25,000            $674,000

    (1) This bonus award opportunity for Fiscal 2007 was granted under the MIP. The bonus amounts that could be earned were based on the Company's diluted EPS for Fiscal 2007. The Company's diluted EPS for Fiscal 2007 was $1.90 and this exceeded the MIP's diluted EPS performance goal target values for Fiscal 2007 resulting in full payment of the maximum possible bonus of $900,000 as reported in column (g) of the Summary Compensation Table.

    (2) The restricted shares were granted on February 28, 2007 under the SIP and vest in 20% increments on March 15, 2008, 2009, 2010, 2011 and 2012, subject to continued service. The restricted shares would also vest in full upon an earlier sale of the Company or qualifying involuntary terminations of employment. The Fiscal 2007 expense for these awards is included in column (e) of the Summary Compensation Table.

      The following table shows the number of Company common shares covered by exercisable and unexercisable stock options and the number of Company unvested restricted common shares and restricted stock units held by the Company's named executive officers as of July 31, 2007.


               OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END - 2007

                                           Option awards                                Stock awards
                        ---------------------------------------------------   ---------------------------------
                         Number of     Number of
                        securities    securities                                                  Market value
                        underlying    underlying                              Number of shares    of shares or
                        unexercised   unexercised    Option        Option     or units of stock  units of stock
                        options (#)   options (#)   exercise     expiration     that have not    that have not
         Name           exercisable  unexercisable  price ($)       date          vested (#)       vested ($)
          (a)               (b)           (c)           (e)         (f)              (g)               (h)
---------------------------------------------------------------------------------------------------------------
Paul R. Sinsheimer (3)            0              0         --              --           339,578      $9,627,036
John V. Golio (4)            15,000              0     $25.01   3/16/2009 (1)           120,937      $3,428,564
Troy H. Geisser (5)          15,000              0     $25.01   3/16/2009 (1)           123,750      $3,508,313
Steven F. Groth (6)               0              0         --              --            95,937      $2,719,814
James H. Mayes, Jr. (7)      37,500              0     $17.40   7/24/2008 (2)           158,125      $4,482,844

All option awards in the above table have an exercise price equal to the fair market value of a Company common share on the date of grant.

(1) These options were granted on March 16, 2005 and vested in three equal installments on July 31, 2005, 2006 and 2007.

(2) These options were granted on July 24, 2002 and vested in four equal installments on July 24, 2004, 2005, 2006 and 2007.

(3) Scheduled to vest as follows: 15,834 shares on March 15, 2008, 2009 (15,835 shares) and 2010; 3,000 shares on October 14, 2007, 2008 and 2009; 6,671 shares on September 28, 2007, 2008 (6,672 shares) and 2009; 8,937 shares on November 2, 2007, 2008 and 2009; 18,750 units on January 1, 2008, 2009 and
    2010; 180,000 shares on February 13, 2010

(4) Scheduled to vest as follows: 21,750 shares on March 15, 2008, 2009 and 2010; 937 shares on April 30, 2008, 2009 (938 shares), 2010, 2011 (938 shares) and 2012; 3,000 shares on March 15, 2011 and 2012; 45,000 shares on May 2, 2023.

(5) Scheduled to vest as follows: 18,000 shares on March 15, 2008, 2009 and 2010; 3,750 shares on April 30, 2008, 2009, 2010, 2011 and 2012; 3,000 shares on March 15, 2011 and 2012; 45,000 shares on November 18, 2023.

(6) Scheduled to vest as follows: 17,875 shares on March 15, 2008, 2009 and 2010; 937 shares on April 30, 2008, 2009 (938 shares), 2010, 2011 (938 shares) and 2012; 2,875 shares on March 15, 2011 and 2012; 1,875 shares on March 15, 2013; 30,000 shares on November 12, 2014.

(7) Scheduled to vest as follows: 14,375 shares on March 15, 2008, 2009 and 2010; 3,750 shares on April 30, 2008, 2009, 2010, 2011 and 2012; 12,500 shares on March 15, 2011; 6,875 shares on March 15, 2012; 1,875 shares on March 15, 2013; 75,000 shares on August 22, 2026.

      The market value of unvested shares of restricted stock and restricted stock units was calculated by multiplying the number of shares or units by the $28.35 closing market price of Company Common Stock on July 31, 2007. Except as provided in the next paragraph, these restricted shares and units also generally vest in full upon an earlier sale of the Company or certain involuntary terminations of employment including death or disability.

      For the special long-term restricted share awards granted in February 2006, shares will vest and be delivered to the executive on the earlier of (i) six months after the executive's termination of service (other than if terminated for cause) on or after attaining age 62 (ii) the executive's death or disability or (iii) a sale of the Company. If an executive's service is terminated by the Company without cause or by the executive for good reason before the executive attains age 62, the executive will receive delivery of a portion of the shares of restricted stock granted. The number of shares received would equal the number of shares granted multiplied by the number of full months between the grant date and the termination date divided by the number of full months between the grant date and the date the executive would attain age 62. The remaining shares would be forfeited. Additionally, all shares would be forfeited (i) if the executive's service terminates in any manner other than described above or (ii) if at any time the Company terminates the executive's service for cause.

      The following table shows (i) the number of shares acquired upon exercise of stock options and the value realized upon exercise and (ii) the number of restricted shares of Company Common Stock and restricted stock units that vested, along with their market value at the time of vesting, for each of the named executive officers during Fiscal 2007.


              OPTION EXERCISES AND STOCK VESTED - FISCAL YEAR 2007

                                 Option awards                      Stock awards
                       ---------------------------------  --------------------------------
                          Number of                          Number of
                       shares acquired   Value realized   shares acquired   Value realized
           Name        on exercise (#)   on exercise ($)  on vesting (#)    on vesting ($)
           (a)               (b)               (c)              (d)               (e)
------------------------------------------------------------------------------------------
Paul R. Sinsheimer (1)               0               $0            53,195       $1,476,850
John V. Golio                   41,250         $470,939            19,688         $520,776
Troy H. Geisser                      0               $0            18,750         $495,450
Steven F. Groth                      0               $0            17,813         $471,163
James H. Mayes, Jr.             17,872         $214,584            13,125         $346,613

(1) The amounts in columns (d) and (e) include 18,750 stock units that vested under the SERP. The SERP is described in the Nonqualified Deferred Compensation section.

                                PENSION BENEFITS

      The Company does not maintain any pension plan arrangements for the named executive officers.


                       NONQUALIFIED DEFERRED COMPENSATION

      The Company established a Supplemental Retirement Benefit ("SERP") for Mr. Sinsheimer, Chief Executive Officer, in June 2002. Under the SERP, the Company awarded Mr. Sinsheimer 150,000 stock units vesting annually in equal amounts over eight years on January 1 of each year, subject to his continued service. Subject to forfeiture for earlier termination of service, Mr. Sinsheimer will receive shares of Common Stock equal to the number of stock units vested when he retires or if there is an earlier qualifying involuntary termination of employment (including death or disability) or a sale of the Company. The SERP was amended in December 2005 according to its anti-dilution provisions to proportionately increase the number of units as a result of the Company's January 2006 three-for-two stock split, and the SERP was further amended in March 2006 to provide for dividend equivalent payments to the extent that the Company pays dividends on Common Stock. As of July 31, 2007, 93,750 units were vested under the SERP.

      Mr. Sinsheimer and the Company also previously entered into two separate agreements to defer receipt of vesting of 27,084 shares of restricted stock. In exchange for the receipt of vested stock, Mr. Sinsheimer agreed to instead receive vested stock units.

      The Company also entered into four deferred compensation agreements with Mr. Geisser and one with Mr. Groth to defer portions of their salary to prescribed future dates.

      The executives' right to receive these deferred compensation payments is that of an unsecured general creditor.

      The following table shows the contributions, earnings, withdrawals and account balances as of July 31, 2007 for the named executive officers under the Company's nonqualified deferred compensation plans and arrangements. The executive  officers  and the  Company did not make any  contributions  in Fiscal
2007.

              NONQUALIFIED DEFERRED COMPENSATION - FISCAL YEAR 2007

                      Executive       Registrant     Aggregate      Aggregate       Aggregate
                    contributions   contributions   earnings in    withdrawals/     balance at
       Name         in last FY ($)  in last FY ($)  last FY ($)  distributions($)  last FYE ($)
       (a)               (b)              (c)           (d)            (e)             (f)
-----------------------------------------------------------------------------------------------
Paul R. Sinsheimer
     (1a)                      $0               $0      $40,084               $0       $767,831
     (1b)                      $0               $0     $222,000               $0     $4,252,500
John V. Golio                  $0               $0           $0               $0             $0
Troy H. Geisser
     (2a)                      $0               $0       $1,877               $0        $29,722
     (2b)                      $0               $0       $1,483               $0        $34,284
     (2c)                      $0               $0       $3,215               $0        $55,065
     (2d)                      $0               $0       $3,763               $0        $67,851
Steven F. Groth (3)            $0               $0       $1,797          $96,614             $0
James H. Mayes, Jr.            $0               $0           $0               $0             $0

(1a) Reflects 27,084 vested stock units deferred by Mr. Sinsheimer in February 2003. The value shown is based on the closing market share price of $28.35 per unit on July 31, 2007. The earnings in column (d) reflect the difference in the Company's closing share prices between year-end Fiscal 2007 ($28.35) and Fiscal 2006 ($26.87) multiplied by the 27,084 stock units. These stock units are scheduled to be settled with an equal number of Company common shares on January 1, 2010.

(1b) Reflects the vested (93,750 units) and unvested (56,250 units) amounts of the SERP total of 150,000 units at a closing market price of $28.35 per unit on July 31, 2007. The earnings in column (d) reflect the difference in the Company's closing share price between year-end Fiscal 2007 ($28.35) and Fiscal 2006 ($26.87) multiplied by the 150,000 stock units. The vested stock units will be settled with an equal number of Company common shares following Mr. Sinsheimer's termination of employment and generally after he has attained age 62 (except settlement will occur earlier if there is a prior sale of the Company or a qualifying termination of employment).

(2a) Reflects an August 1, 1996 deferred compensation agreement for the deferral of $14,583 of vested salary by Mr. Geisser with interest accruing at a 6.54% per annum rate, compounded monthly, until it is settled with a $33,863 lump sum payment on July 31, 2009. The then current balance will be paid earlier upon a termination of employment.

(2b) Reflects a December 18, 1998 deferred compensation agreement for the deferral of $24,000 of vested salary by Mr. Geisser with interest accruing at a 4.43% per annum rate, compounded monthly, until it is settled with a $39,002 lump sum payment on June 30, 2010. The then current balance will be paid earlier upon a termination of employment.

(2c) Reflects a December 27, 1999 deferred compensation agreement for the deferral of $36,000 of vested salary by Mr. Geisser with interest accruing at a 6.03% per annum rate, compounded monthly, until it is settled with a $62,104 lump sum payment on July 31, 2009. The then current balance will be paid earlier upon a termination of employment.

(2d) Reflects a December 27, 2000 deferred compensation agreement for the deferral of $48,000 of vested salary by Mr. Geisser with interest accruing at a 5.72% per annum rate, compounded monthly, until it is settled with an $80,139 lump sum payment on June 30, 2010. The then current balance will be paid earlier upon a termination of employment.

(3) Reflects a July 31, 2002 deferred compensation agreement for the deferral of $80,000 of vested salary by Mr. Groth with interest accruing at a 4.51% per annum rate, compounded monthly, until it settled with a $96,614 lump sum payment on January 2, 2007.

(4) None of the amounts shown in the above table were reported in the 2007 Summary Compensation Table.

(5) $3,889,103 of the amounts reported in column (f) was previously reported in Summary Compensation Tables for Mr. Sinsheimer for fiscal years before 2007. The $80,000 reported in column (e) was previously reported in Summary Compensation Tables for Mr. Groth for fiscal years before 2007. $48,000 of the amounts reported in column (f) was previously reported in Summary Compensation Tables for Mr. Geisser for fiscal years before 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

      None of the executive officers have employment, severance or change in control agreements providing termination benefits except the CEO is a participant in the SERP and there are stock and stock option agreements and nonqualified deferred compensation agreements (as described in the Nonqualified Deferred Compensation section). All named executive officers have excise tax restoration agreements for golden parachute excise taxes that may be incurred in connection with a sale of the Company.

Payments Made Upon Resignation or Termination for Cause

      If an executive resigns without good reason or is terminated by the Company for cause, the executive will be entitled only to any accrued and unpaid salary and vested benefits.

Payments Made Upon Involuntary Termination by Company Without Cause or by Executive for Good Reason or due to Death, Disability, or Sale of Company

      If there is a sale of the Company, or a named executive officer's employment is involuntarily terminated either without cause by the Company or by the executive for good reason, or due to death or disability, the officer will generally be entitled to full vesting of all then unvested restricted stock or stock units. However, the executive officers' February 2006 restricted stock agreements described in the Outstanding Equity Awards section provide only for a portion (based on the percentage of the vesting period elapsed) of the shares to vest immediately if there is a qualifying termination of employment occurring before the age of 62.

      If there is a sale of the Company and if the executive is subject to golden parachute excise taxes, the Company would provide an executive with excise tax restoration payments so that the executive will be in the same after-tax position as if no excise taxes had been imposed.

      For purposes of these events, the following definitions are generally applicable:

      "Sale of Company" means that there is a sale of all or substantially all of the assets (exclusive of securitized assets) or stock of the Company.

      "Cause" means that the executive officer has either: (i) engaged in an act or acts of gross misconduct or negligence that has materially harmed or materially damaged the Company, (ii) repeatedly failed to follow the lawful instructions of the Company following written notice informing him of such conduct, (iii) misappropriated Company property, (iv) been convicted of, or plead "no contest" to, a felony, or (v) exhibited a repeated inability to competently perform the essential functions of his job which has been memorialized in the Company's records and has resulted in material harm or material damage to the Company.

      "Good Reason" means that the executive officer has resigned his employment after experiencing: (i) any reduction (in the aggregate) in his base salary by more than 25%, unless all Company executive officers incur the same proportionate reduction in base salary; or (b) a material diminishment in his position, job duties and/or responsibilities. The officer must have experienced the foregoing without providing his consent and he must also provide the Company with written notice stating his intention to resign with good reason.

      "Disability"  means a permanent and total disability within the meaning of
      Section 22(e)(3) of the Internal Revenue Code. Under this definition, an individual is permanently and totally disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

Hypothetical Potential Payment Estimates

      The table below describes and provides estimates for compensation payable to each named executive officer under two hypothetical termination of employment scenarios and in the event of a sale of the Company under the Company's compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the following table are estimates and assume the hypothetical involuntary termination, sale of the Company, death or disability occurred on July 31, 2007 (the last business day of Fiscal 2007). Due to the number of factors and assumptions that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed upon an actual event may be different.

      Under the golden  parachute rules  prescribed  under Internal Revenue Code
Section 280G and 4999, a 20% excise tax will be imposed on compensatory parachute payments that equal or exceed the officer's base amount. For purposes of the golden parachute excise tax analysis and the hypothetical estimates, some of the important assumptions were:

      *  Sale of Company occurring on July 31, 2007 at share price of $28.35;
      * Accelerated full vesting and settlement of all unvested restricted stock and stock units;
      *  No acceleration of vesting for any unvested outstanding stock options;
      *  No cash severance;
      * Equity awards, bonuses and any other payments made within one year of July 31, 2007 were not contingent on or related to the hypothetical sale of the Company;
      * Base amounts are the average compensation for calendar years 2002 through 2006;
      * July 2007 applicable federal rates were used to calculate discounted present values (120%, semi-annual compounding; short-term: 5.89%, mid-term: 5.87%; long-term: 6.11%); and
      * Aggregate marginal income tax rates of 46.35% for New Jersey residents, 43.30% for New York residents and 36.45% for Texas residents; golden parachute excise tax of 20%.

                                           Involuntary
                                           termination
                                        (without cause or                       Death or
                  Name                   for good reason)   Sale of Company    disability
------------------------------------------------------------------------------------------
Paul Sinsheimer
2007 Annual MIP Cash Payment                           $0          $900,000       $900,000
Unvested Restricted Stock (Accelerated)        $4,775,114        $8,032,348     $8,032,348
Vested SERP Stock Units                        $2,657,812        $2,657,812     $2,657,812
Unvested SERP Stock Units (Accelerated)        $1,594,688        $1,594,688     $1,594,688
Vested Deferred Stock Units/Compensation         $767,831          $767,831       $767,831
IRC 280G Excise Tax Restoration                        $0                $0             $0
     Total                                     $9,795,445       $13,952,679    $13,952,679

John Golio
2007 Annual MIP Cash Payment                           $0                $0             $0
Unvested Restricted Stock (Accelerated)        $2,258,094        $3,428,564     $3,428,564
Vested Deferred Stock Units/Compensation               $0                $0             $0
IRC 280G Excise Tax Restoration                        $0                $0             $0
     Total                                     $2,258,094        $3,428,564     $3,428,564

Troy Geisser
2007 Annual MIP Cash Payment                           $0                $0             $0
Unvested Restricted Stock (Accelerated)        $2,334,863        $3,508,313     $3,508,313
Vested Deferred Stock Units/Compensation         $186,922          $186,922       $186,922
IRC 280G Excise Tax Restoration                        $0                $0             $0
     Total                                     $2,521,785        $3,695,235     $3,695,235

Steven Groth
2007 Annual MIP Cash Payment                           $0                $0             $0
Unvested Restricted Stock (Accelerated)        $2,008,338        $2,719,814     $2,719,814
Vested Deferred Stock Units/Compensation               $0                $0             $0
IRC 280G Excise Tax Restoration                        $0                $0             $0
     Total                                     $2,008,338        $2,719,814     $2,719,814

James Mayes, Jr.
2007 Annual MIP Cash Payment                           $0                $0             $0
Unvested Restricted Stock (Accelerated)        $2,503,530        $4,482,844     $4,482,844
Vested Deferred Stock Units/Compensation               $0                $0             $0
IRC 280G Excise Tax Restoration                        $0        $1,171,015             $0
     Total                                     $2,503,530        $5,653,859     $4,482,844

                             AUDIT COMMITTEE REPORT

      The current members of the Audit Committee are Michael C. Palitz, H. E. Timanus, Jr. and Michael J. Zimmerman. Each meets the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and SEC rules and regulations. The Audit Committee acts under a written charter approved by the Board of Directors.

      Management is responsible for the Company's internal control over financial reporting and the financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for the integrated audit of the Company's consolidated financial statements and internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes. The Audit Committee relies on the independent registered public accounting firm's opinions on the consolidated financial statements and the effectiveness of internal control over financial reporting. The Audit Committee pre-approves all fees charged and work performed by KPMG.

      The Audit Committee reviewed and discussed the Company's audited consolidated financial statements for Fiscal 2007 with the Company's management. The Audit Committee also discussed the matters required by Statement on Auditing Standards No. 61, "Communication with Audit Committees" with KPMG.

      KPMG provided the Audit Committee with the written disclosure required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with KPMG its independence from the Company and management. KPMG did not perform any non-audit services for the Company during Fiscal 2007.

      Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board (and the Board approved) to include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended July 31, 2007, for filing with the SEC.

      This report is submitted by the members of the Audit Committee of the Board of Directors:

                                Michael C. Palitz
                          H. E. Timanus, Jr., Chairman
                              Michael J. Zimmerman

          RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                             (Item 2 on Proxy Card)

                                     General

      The Audit Committee appointed KPMG as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2008. KPMG has audited the Company's financial statements since fiscal 2002. A representative of KPMG is expected to attend the Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

      Stockholder ratification of the appointment of the Company's independent registered public accounting firm is not required by the Company's bylaws or other applicable legal requirements. However, the Board is submitting the appointment of KPMG to stockholders for ratification as good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider retaining KPMG. If stockholders ratify the appointment, the Audit Committee may appoint a different independent registered public accounting firm at any time if it determines a change would be in the best interests of the Company and its stockholders.

      Ratification of the appointment of the Company's independent registered public accounting firm requires a majority of the votes cast on this proposal. Abstentions and broker non-votes will have no impact on the vote.

                     Principal Accounting Fees and Services

      The fees for services provided by KPMG to the Company in Fiscal 2007 and 2006 follow:

      Audit Fees: Consists of fees paid for the integrated audit of the Company's consolidated financial statements and management's assessment of internal control over financial reporting (required by Section 404 of the Sarbanes-Oxley Act of 2002), the audit of subsidiary consolidated financial statements and reviews of the Company's quarterly consolidated financial statements. Audit fees also include fees for services closely related to the audit that primarily could only be provided by the Company's independent registered public accounting firm. These services include consents related to SEC registration statements. Audit fees were $715,000 in Fiscal 2007 and $685,000 in Fiscal 2006.

      Audit-Related Fees: No audit related services were provided for Fiscal 2007 or 2006.

      Tax Fees: No tax compliance, advice or planning services were provided for Fiscal 2007 or 2006.

      All Other Fees: No products or services other than the services reported above were provided for Fiscal 2007 or 2006.

                       Pre-Approval Policy and Procedures

      The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. Permissible non-audit services include audit-related services, tax services and other services. The independent registered public accounting firm and management are required to report periodically to the Audit Committee services provided by the independent registered public accounting firm according to this pre-approval, and the fees for these services.

      The Board of Directors recommends stockholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2008.

                              STOCKHOLDER PROPOSALS

      As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the SEC. All proposals of stockholders to be presented for consideration at the Company's 2008 Annual Meeting of Stockholders, expected to be held December 9, 2008, must be directed to the Secretary of the Company at the Company's principal executive office and must be received by July 9, 2008 to be considered for inclusion in the proxy materials for the 2008 Annual Meeting of Stockholders according to the rules and regulations of the SEC. If you intend to submit a proposal at the 2008 Annual Meeting of Stockholders that is not eligible to be included in the proxy materials for that meeting, you must provide notice of such proposal by September 22, 2008. If you fail to comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the 2008 Annual Meeting of Stockholders without any discussion of the matter in the proxy materials.


                                 OTHER BUSINESS

      As of the date of this Proxy Statement, neither the Company nor the Board of Directors know of any matters, other than those indicated above, to be presented at the Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote the shares represented by such proxy. The attached proxy card grants proxy holders discretionary authority to vote on any matter raised at the Meeting.


                                  ANNUAL REPORT

THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED JULY 31, 2007 WAS MAILED WITH THE PROXY STATEMENT AND IS AVAILABLE ON THE INTERNET IN THE INVESTOR RELATIONS SECTION OF THE COMPANY'S WEBSITE AT HTTP://WWW.FINANCIALFEDERAL.COM. ADDITIONAL COPIES OF THE ANNUAL REPORT MAY BE OBTAINED BY CALLING THE COMPANY AT (212) 599-8000. ON RECEIVING A WRITTEN REQUEST, THE COMPANY WILL ALSO PROVIDE FREE TO ANY STOCKHOLDER A COPY OF THE ANNUAL REPORT ON FORM 10-K FOR FISCAL 2007 FILED WITH THE SEC UNDER THE SECURITIES EXCHANGE ACT OF 1934. WRITTEN REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS AT FINANCIAL FEDERAL CORPORATION, 733 THIRD AVENUE, 24TH FLOOR, NEW YORK, NEW YORK 10017. ATTN: CORPORATE SECRETARY



                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Troy H. Geisser
                                              Secretary


DATE:  November 6, 2007

FINANCIAL FEDERAL CORPORATION                                             PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSAL 2.

1.  Election of Directors

    Nominees:    Lawrence B. Fisher   Michael C. Palitz    Paul R. Sinsheimer
                 Leopold Swergold     H.E. Timanus, Jr.    Michael J. Zimmerman

                 [ ] FOR all nominees listed    [ ] WITHHOLD AUTHORITY to
                     above (except as marked        vote for all nominees
                     to the contrary)               listed above

    INSTRUCTIONS: To withhold authority for an individual nominee, strike a line through that nominee's name.

2. Ratifying the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending July 31, 2008.

                 [ ] FOR       [ ] AGAINST      [ ] ABSTAIN


                          (Continued on reverse side)

                         FINANCIAL FEDERAL CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 11, 2007

The undersigned stockholder of Financial Federal Corporation (the "Corporation") hereby appoints Paul R. Sinsheimer and Troy H. Geisser, or either of them, with full power of substitution, as proxies for the undersigned to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 270 Park Avenue, New York, New York on December 11, 2007 at 10:00 a.m., and at any adjournment thereof, to the same extent and with the same power as if the undersigned were present in person thereat and with authority to vote and act in such proxyholder's discretion with respect to other matters which may properly come before the Meeting. Such proxyholder is specifically directed to vote or withhold from voting the shares registered in the name of the undersigned as indicated on the reverse side.

                                 Dated:                                   , 2007
                                        ----------------------------------

                                 -----------------------------------------------
                                 (Signature)

                                 -----------------------------------------------
                                 (Signature, if held jointly)
                                 The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Trustee, Administrator or Guardian should give their full title.

Please Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.